                                                                    Exhibit 99.2


                            EXECUTIVE ENGAGEMENT AGREEMENT


    This Executive Engagement Agreement (this "Agreement") is entered into as of August 1, 1997 by and between Peter Kiewit Sons', Inc., a Delaware corporation ("PKS"), Kiewit Diversified Group Inc., a Delaware corporation ("KDG"), and James Q. Crowe (the "Executive" and together with PKS and KDG, the "Parties").

                                       RECITALS

    KDG wants to engage the Executive as its President and Chief Executive Officer.

    Broadband Capital Group, L.L.C., a Nebraska limited liability company ("Broadband"), the membership interests of which are owned by the Executive (indirectly) and two other individuals (together, the "Owners"), currently is developing a business plan. KDG wants the Executive to develop and implement that business plan through an expansion of KDG's existing information services business, with a view toward that business becoming the principal business of KDG (the "Expansion Plan").

    KDG is a direct, wholly-owned subsidiary of PKS. KDG owns, directly or indirectly, all of the non-construction assets of PKS. PKS also conducts a substantial construction business through its other direct, wholly-owned subsidiary, Kiewit Construction Group Inc. ("KCG").

    PKS has two classes of common stock. Class C Stock tracks the performance of KCG; Class D Stock tracks the performance of KDG. Under the Restated Certificate of Incorporation of PKS (the "Certificate"), holders of Class C Stock elect two-thirds of the members of the board of directors of PKS (the "PKS
Board').   The Executive and KDG believe that the Expansion Plan can be best developed by KDG only if KDG is separated from KCG, and the holders of Class C Stock cease to control the business of KDG (through their control of the PKS Board). The Executive is willing to accept the engagement only if, in the event that a separation of the construction business and the diversified business of PKS does not occur, he has the right to pursue the Expansion Plan independently of PKS and KDG, and to purchase assets of KDG acquired or created in furtherance of the Expansion Plan.

    KDG and the Executive believe that the Executive should acquire a substantial equity stake in the business of KDG, through the purchase of Class D Stock, in order to align the interests of the Executive with those of the holders of Class D Stock, and in order to provide the Executive with incentive to maximize the value of Class D Stock.

    In order to induce the Executive to become the President and Chief Executive Officer of KDG, and in order to accomplish the other objectives described above, the Parties agree as follows:

                                      AGREEMENT

    1. ENGAGEMENT. (a) KDG hereby engages the Executive as its President and Chief Executive Officer. The Executive will be an at will employee of KDG, and will serve at the direction and pleasure of the Board of Directors of KDG. KDG will have the right to terminate the employment of the Executive at any time, and the Executive will have the right to terminate his employment with KDG at any time. All terms and conditions of the Executive's employment that are not set forth in this Agreement or in a PKS D Shares Agreement substantially in the form attached as Exhibit A to this Agreement (the "PKS D Shares Agreement") will be as agreed by KDG and the Executive from time to time.

         (b) The senior management of KDG and the senior management of KCG have proposed a series of transactions (together, the "Transaction") designed to separate KCG from PKS and KDG. The Transaction was presented to the PKS Board at its meeting on July 23, 1997, and will be submitted to the PKS Board for approval at a special meeting on August 14, 1997 (the "Special Board Meeting"). Subject to final approval of the Transaction by the PKS Board, PKS intends to submit the Transaction to its shareholders (the "PKS Shareholders") for approval at a special shareholders meeting during the fourth quarter of 1997 (the "Special Shareholders Meeting"). The PKS Board will reserve the right to abandon the Transaction at any time.

         (c) KDG acknowledges that if (i) the Transaction is not approved by the PKS Board at the Special Board Meeting, (ii) the Transaction is not approved by the PKS Shareholders at the Special Shareholders Meeting, or (iii) the Transaction is abandoned by the PKS Board for any reason, (each of the foregoing an "Abandonment" of the Transaction), the Executive intends to terminate his employment with KDG. If the Executive terminates his employment with KDG as a result of the Abandonment of the Transaction, the Executive will, if requested by PKS and KDG, resign as a member of the PKS Board and of the KDG Board.

    (d) If the Executive is no longer employed by PKS (for any reason whatsoever), the Executive will not have any non-compete, non-solicitation or other similar obligations to or respecting PKS or KDG.

    2. ACQUISITION OF BROADBAND. (a) KDG agrees to purchase, as of September 16, 1997 (the "Broadband Closing Date"), all of the right, title and interest of the Owners in Broadband (the "Ownership Interests") pursuant to an Assignment of Ownership Interests in the form attached as Exhibit B to this Agreement (the "Assignment"). Executive agrees to sell his Ownership Interests in Broadband to KDG, and each of the other Owners has agreed, as of the date of this Agreement, to sell his Ownership Interests in Broadband to KDG.

         (b) The purchase price (the "Broadband Purchase Price") for all of the Ownership Interests will be an amount equal to the aggregate amount of capital contributions and loans provided by the Owners to Broadband, less any distributions by Broadband to the Owners and any payments of principal by Broadband with respect to any such loan, in each case as of the Broadband Closing Date (the "Net Investment"). KDG will pay the Broadband Purchase Price to the Owners by bank check on the Broadband Closing Date.

         (c) Except as set forth in the Assignment, the Owners will make no representation or warranty to KDG whatsoever with respect to Broadband or to the Ownership Interests, and will have no liability or obligation to KDG whatsoever with respect to Broadband or the Ownership

Interests. From and after the Broadband Closing Date, KDG will indemnify the Owners and hold the Owners harmless from any claim, liability or obligation with respect to Broadband, except with respect to those matters as to which the Owners agree to indemnify KDG pursuant to the Assignment.

    3. SALE OF CLASS D STOCK. (a) Subject to the satisfaction of the condition set forth in Section 3(c), PKS will sell to the Executive, and the Executive will purchase from PKS, 1,000,000 shares (the "Executive Shares") of its Class D Diversified Group Convertible Exchangeable Common Stock, par value $.0625 per share ("Class D Stock").

         (b) The purchase price for the Executive Shares will be $54.25 per share, which is the Class D Per Share Price (as that term is defined in the Certificate) as of the date of this Agreement. The Executive will pay the purchase price for the Executive Shares in cash on a date, to be mutually agreed upon by the Executive and the Company, which occurs within thirty calendar days after the satisfaction of the condition set forth in Section 3(c) (the "Class D Stock Closing Date").

         (c) The obligation of PKS to sell, and of the Executive to purchase, the Executive Shares is subject solely to the expiration or early termination of the waiting period with respect to such sale and purchase under the Hart Scott Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"). PKS and the Executive will use their best efforts to file any notification and report forms and other material required under the HSR Act as promptly as possible after the date of this Agreement and to seek early termination of the waiting period under the HSR Act. PKS will pay all filing fees and other costs and expenses incurred in connection with compliance under the HSR Act.

         (d) PKS will register the Executive Shares under the Securities Act of 1933, as amended (the "1933 Act") before the Class D Stock Closing Date. PKS will pay all registration fees and other costs and expenses in connection with such registration. The Executive acknowledges, however, that his right to sell or transfer the Executive Shares will be restricted under the 1933 Act for so long as he is an affiliate of PKS within the meaning of the 1933 Act. The Executive further acknowledges that the Executive will have no right to require PKS, and that PKS will have no obligation, to register the Executive Shares under the 1933 Act for resale by the Executive.

         (e) PKS agrees to make available for sale, from time to time, (i) 250,000 shares of Class D Stock to R. Douglas Bradbury, who is being engaged as chief financial officer of KDG, and (ii) up to 1,050,000 shares of Class D Stock to other persons designated by the Executive as instrumental to the development and implementation of the Expansion Plan, in each such case at the then applicable Class D Per Share Price, and upon terms and conditions substantially similar to those set forth in the PKS D Shares Agreement.

    4. PKS D SHARES AGREEMENT. In connection with the sale of the Executive Shares, PKS and the Executive will enter into a PKS D Shares Agreement. The Executive acknowledges that any sale, transfer or other disposition of the Executive Shares will be subject to the PKS D Shares Agreement.

    5. EXPANSION PLAN ASSETS. (a) If the Transaction is Abandoned or KDG terminates the employment of the Executive (with or without cause) before the Transaction is consummated (either, a "Termination Event"), the Executive or a designee of the Executive (either, the "Purchaser") will have the right to elect, by delivery of a notice (a "Purchase Notice") within 60 days after the date of the Termination Event, to purchase the Expansion Plan Assets, as defined in Section 5(b), subject to the assumption by the Purchaser of any Expansion Plan Liabilities, as defined in Section 5(b), and (ii) the

Executive and/or the Purchaser will be entitled to pursue independently of PKS and KDG any business plan or opportunity developed by the Executive, KDG or any Expansion Plan Subsidiary in connection with the Expansion Plan.

         (b) "Expansion Plan Assets" means (i) all capital stock of, or other ownership interest in, any wholly-owned (corporate or limited liability company) subsidiaries of KDG or PKSIS formed after the date of this Agreement to pursue the Expansion Plan ("Expansion Plan Subsidiaries"), and (ii) any assets (whether tangible or intangible, and including any contract rights, intellectual property or other similar intangible asset created in furtherance of the Expansion Plan) of KDG (determined on an unconsolidated basis, and excluding any capital stock of, or other ownership interest in, any subsidiary) created or acquired after the date of this Agreement in furtherance of the Expansion Plan, but in each such case solely to the extent that such capital stock, ownership interest or other asset was acquired or created as a result of an expenditure authorized by the Board of Directors of KDG, either through delegation of authority to officers of KDG, approval of general budgets with respect to the Expansion Plan or through authorization of specific expenditures. Expansion Plan Assets, however, does not include (i) any asset held, directly or indirectly, by KDG as of the date of this Agreement, or any proceeds of the sale or other disposition of any such asset, except to the extent such proceeds are invested in Expansion Plan Assets; (ii) any capital stock of, other ownership interest in, (A) PKS Information Services, Inc. ("PKSIS"), PKS Computer Services, Inc., PKS Systems Integration, Inc. ("PKSSI") and the current subsidiaries of PKSSI, or (B) future subsidiaries of PKSIS or PKSSI formed to pursue the computer services or systems integration businesses as constituted on the date of this Agreement (together, the "PKSIS Companies"); (iii) any capital stock of, or other ownership interest in, any subsidiary of KDG other than the Expansion Plan Subsidiaries (together with the PKSIS Companies, the "Other Subsidiaries"); (iv) any asset now held or acquired after the date of this Agreement by any PKSIS Company or any Other Subsidiary, or (v) any asset of KDG acquired after the date of this Agreement other than in furtherance of the Expansion Plan. "Expansion Plan Liabilities" means any liability (whether absolute or contingent, matured or unmatured, accrued or unaccrued or known or unknown) incurred by KDG after the date of this Agreement solely in furtherance of the Expansion Plan (determined on an unconsolidated basis, and excluding any liability of any subsidiary of KDG).

         (c) The purchase price (the "Expansion Plan Asset Purchase Price") for the Expansion Plan Assets will be an amount equal to the sum of (i) the shareholders' equity of each of the Expansion Plan Subsidiaries and (ii) KDG's book value for any other Expansion Plan Assets, less KDG's book value, if any, for any Expansion Plan Liabilities, in each case as of the Expansion Plan Asset Closing Date. The Purchaser will pay all costs and expenses incurred by either the Purchaser or KDG in connection with the purchase and sale of the Expansion Plan Assets, including any fees payable under the HSR Act.

         (d) The Purchaser and KDG will use their best efforts to agree, within ten calendar days after the date of the Purchase Notice, upon the consents, approvals or authorizations of any person or governmental authority (in addition to expiration or early termination of the waiting period under the HSR Act) that are necessary or appropriate for the purchase and sale of the Expansion Plan Assets (the "Third Party Consents"). The Purchaser and KDG will use their best efforts (i) to file any notification and report forms and other material required under the HSR Act, and (ii) to obtain any other Third Party Consents, in each case as promptly as practicable after the expiration of such ten-day period. The closing date (the "Expansion Plan Asset Closing Date") for any purchase of Expansion Plan Assets will be the last business day of any month selected by the Purchaser after the expiration or early termination of the waiting period under the HSR Act, notwithstanding that all Third Party Consents might not have been obtained on that date. If all Third Party Consents have not been obtained by the Expansion Plan Asset Closing Date, KDG will retain any Expansion Plan Assets or Expansion Plan Liabilities that cannot be transferred or assumed by reason of the failure to obtain such Third Party Consents for the benefit or for the account of the Purchaser, and will take any such action as the Purchaser reasonably requests in order to place the Purchaser, insofar as is reasonably possible, in the same position as if the Expansion Plan Assets or Expansion Plan Liabilities had been transferred or assumed as contemplated by this Agreement. KDG and the Purchaser will continue to use their best efforts to obtain such Third Party Consent, and will transfer such Expansion Plan Assets or assume such Expansion Plan Liabilities as soon as such Third Party Consents are received.

         (e) KDG will deliver to the Purchaser and to the Board of Directors of KDG, at least ten calendar days before the Expansion Plan Asset Closing Date, a calculation of the Expansion Plan Asset Purchase Price, based on a closing of the books and records of KDG as of the end of the month ending immediately before the Expansion Plan Asset Closing Date (the "Interim Expansion Plan Asset Purchase Price"). On the Expansion Plan Asset Closing Date, (i) the Purchaser will pay to KDG, in cash, an amount equal to Interim Expansion Plan Asset Purchase Price, (ii) KDG will execute and deliver to the Purchaser such stock certificates, stock powers and assignments as are reasonably requested by Purchaser to transfer the Expansion Plan Assets from KDG to the Purchaser, and
(iii) the Purchaser will execute and deliver such documents as are reasonably requested by KDG to assume the Expansion Plan Liabilities, if any.

         (f) Within 60 calendar days after the Expansion Plan Closing Date, Coopers & Lybrand (the "Accountants") will prepare and deliver to the Purchaser and KDG a preliminary audit report setting forth a calculation of the Expansion Plan Asset Purchase Price. The Purchaser and KDG may review and comment on the preliminary audit report within the 30 calendar day period after delivery of the preliminary audit report. To the extent that Purchaser and KDG cannot agree upon the amount of the Expansion Plan Asset Purchase Price within 15 calendar days after the expiration of such 30 calendar day period, the Expansion Plan Asset Purchase Price will be determined in final audit report delivered by a national accounting firm mutually selected by KDG and Purchaser (if no such firm is so selected, then such firm shall be Arthur Andersen) within 90 days after such period. KDG and Purchaser shall share the reasonable cost of any such audit report. The Expansion Plan Asset Purchase Price so determined shall be final and binding on the Purchaser and KDG. Within five calendar days after such determination, the Purchaser or KDG, as the case may be, shall deliver to KDG or the Purchaser, as the case may be, an amount equal to the difference, if any, between the Interim Expansion Plan Purchase Price and the Expansion Plan Asset Purchase Price, if any.

         (g) Each Party will execute and deliver such additional documents and agreements, and take such other action, as may be reasonably necessary to obtain any Third Party Consent and to carry out the purchase and sale of the Expansion Plan Assets.

    6. NOTICES. (a) All notices required under this Agreement must be in writing and must be (i) personally delivered to the recipient, (ii) mailed to the recipient at its notice address by use of a nationally recognized express delivery service, or (iii) mailed to the recipient at its notice address by use of registered or certified mail, return receipt requested. All notices will be deemed to have been delivered, given, sent or received, and will otherwise become effective, on the date of actual delivery.

         (b)  The notice addresses of the Parties are as follows:

              The Executive:

              412 North Elmwood Road
              Omaha, Nebraska  68132

              With a Copy to:

              Steven Bloch, Esq.
              Fraser, Stryker, Vaughn, Meusey, Olson, Boyer & Bloch, P.C. 500 Energy Plaza
              409 South 17th Street
              Omaha, Nebraska  68102

              PKS and KDG:

              Kiewit Plaza
              Omaha, Nebraska  68131
              Attention:  President, PKS, with a copy to:
                General Counsel, PKS;
              President, KDG, with a copy to:  General Counsel, KDG


         A Party may change its Notice Address at any time by Notice to the other Party.

    7. MISCELLANEOUS. The rights and obligations set forth in this Agreement may be amended, modified or supplemented only by a writing signed by each Party. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. A Party may waive a right under this Agreement only by a written waiver signed by the Party, and no failure to exercise or delay in exercising a right under this Agreement will constitute a waiver of that right. This Agreement will inure to the benefit of the Parties, but not to any other Person, and (except as provided in Section 5(a)) the rights and obligations of a Party under this Agreement may not be assigned or delegated without the consent of the other Parties. This Agreement, the Assignment and the PKS D Shares Agreement with the Executive contains the entire agreement of the Parties regarding the matters subject to this Agreement, and any earlier agreement regarding those matters, including the letter agreement dated July 21, 1997 is superseded. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Nebraska other than those relating to conflicts of law or choice of law. This Agreement may be executed in counterparts.

    IN WITNESS WHEREOF, the Parties have entered into this Agreement as of August 1, 1997.


                                  /s/ James Q. Crowe
                                  ------------------------------
                                  James Q. Crowe


                                  Peter Kiewit Sons', Inc.



                                  By:  /s/ Walter Scott, Jr.
                                    ----------------------------
                                    Walter Scott, Jr., President


                                  Kiewit Diversified Group Inc.



                                  By:  /s/ Matthew J. Johnson
                                    ----------------------------
                                     Matthew J. Johnson

                                                                       EXHIBIT A

                                PKSD SHARES AGREEMENT


    PETER KIEWIT SONS', INC., a Delaware corporation ("PKS"), and ____________ ("Employee") hereby agree as follows:

1. CERTAIN TERMS. The signatory parties to this Agreement hereby define the following terms:

    a. "PKS Certificate" is the Certificate of Incorporation of PKS, as amended or restated from time-to-time.

    b. "Class D Shares" are the shares of PKS Diversified Group Convertible Exchangeable Common Stock, the issuance of which is authorized by the PKS Certificate (and which is therein defined and reference as "Class D Stock").

    c. "KDG" is Kiewit Diversified Group Inc., a Delaware corporation; KDG is a wholly owned subsidiary of PKS.

    d. "Class D Per Share Price" is the Class D Per Share Price as defined and so referenced in the PKS Certificate.

    e.   "PKS Board" is the board of directors of PKS.

    f. "Proposed Transaction" is the proposed separation of PKS' construction and diversified business interests referenced as the "Transaction" in the definitive proxy statement and joint prospectus which PKS intends to distribute to its shareholders in connection with such separation.

    g.   "Relevant Period" is the period which

         i.   COMMENCES on the date hereof, and which

         ii.  ENDS on the occurrence of the Proposed Transaction.

    2. ENGAGEMENT. Employee has been recently engaged as an "at will" employee of KDG, which engagement is herein called the "Engagement."

    3. RELEVANT CLASS D SHARES. As an inducement to Employee to enter into the Engagement and to enhance Employee's performance under the Engagement, PKS has previously agreed to sell, and has contemporaneously herewith sold, to Employee ____ Class D Shares ("Relevant Class D Shares") at $54.25 per share, which price is the Class D Per Share Price as of the date of such sale, and which such sale has been effected subject to the provisions of, and in reliance upon the execution of, this Agreement. This Agreement is being executed and delivered by Employee and PKS as a condition of, and in consideration for, the consummation of such sale.

    4. RESTRICTIONS ON TRANSFER. Employee hereby acknowledges and agrees to and with PKS that, during the Relevant Period, Employee will not sell, transfer, assign or otherwise change the ownership of the Relevant Class D Shares, excepting only as follows:

    a. Employee may transfer Relevant Class D Shares to the trustee of any trust which benefits only, or to family limited partnerships all of the partners in which are only, Employee or Employee's spouse or lineal descendants, such trustee or partnership remaining subject to the provisions of this Agreement; and

    b. Employee may pledge or encumber (such as be granting a security interest in) Relevant Class D Shares to a bank or other financial institution ("Pledgee Bank") as collateral for, or security for repayment of, promissory notes executed, or other obligations undertaken, by Employee to such Pledgee Bank (collectively "Relevant Loans"); however, such Pledgee Bank shall have the right, free of all restrictions hereunder, to sell, transfer, assign or otherwise change the ownership of such Relevant Class D Shares (so pledged or encumbered) in the course of selling or liquidating collateral for the purpose of paying (or performing) such Relevant Loans, and the transferees of such Pledgee Bank shall acquire such Relevant Class D Shares free of all restrictions hereunder.

    5. PKS CALL RIGHT. Employee hereby acknowledges and agrees to and with PKS that PKS shall have the right to purchase the Relevant Class D Shares at the then current Class D Per Share Price thereof, upon, and for a period of 60 days following the occurrence of, any among the following (provided that the Put Right, as hereinafter defined, has not been exercised):

    a. the Proposed Transaction is definitively abandoned by formal action of the PKS Board; or

    b.   Employee voluntarily terminates the Engagement.

PKS' right provided for in the preceding sentence is herein called the "PKS Call Right." The PKS Call Right may be exercised only by PKS' delivery to Employee of a written notice thereof (which refers specifically to this subparagraph) within 60 days following such occurrence, whereupon such purchase shall be consummated within 10 days thereafter by PKS' payment to Employee of the total purchase price therefor in current funds, and Employee's delivery to PKS of the stock certificates which represent the Relevant Class D Shares, duly endorsed and free of all liens and encumbrances. Notwithstanding a pledge or encumbrance of the Relevant Class D Shares or the sale by a Pledgee Bank of the Relevant Class D Shares upon foreclosure, Employee shall remain liable for performance of his obligation to deliver Relevant Class D Shares if and when PKS exercises the PKS Call Right; in other words, if the PKS Call Right is exercised (including respecting pledged or encumbered Relevant Class D Shares), Employee must pursuant thereto tender to PKS the called Relevant Class D Shares, whereupon PKS may pursue any and all remedies available to PKS if employee fails to comply with such obligation, which remedies include specific performance of such obligation or damages incurred by PKS.

    6.   PUT RIGHT.  The PKS Certificate provides (in Article Sixth, Paragraph
(L)) that holders of Class D Shares have the right to require PKS to purchase such shares at the then current Class D Per Share Price thereof; such right is herein called the "Put Right." Except as provided for in the next sentence, Employee hereby waives the right to exercise the Put Right during the Relevant Period. However, notwithstanding the preceding sentence, a Pledgee Bank, and any transferee or assignee of, or any buyer from, a Pledgee Bank shall have and maintain at all times the right to exercise the Put Right at any time free of all restrictions hereunder, which Put Right shall not be deemed to have been waived by Employee in the prior sentence; the provisions of this sentence shall be interpreted liberally so as to favor and enhance the rights of a Pledgee Bank to fully deal with and exercise all of its rights as a pledgee or secured party respecting pledged Relevant Class D Shares; similarly, a transferee of a Pledgee Bank shall also have the unrestricted right to exercise the Put Right at anytime.

    7.   OTHER PROVISIONS.

    a. This Agreement constitutes the entire agreement, and supersedes all other prior written or oral agreements and understandings, between PKS and Employee respecting the Relevant Class D Shares.

    b. This Agreement is not intended to confer any benefits or rights to any person or entity who or which is not a signatory party hereto, excepting only all Pledgee Banks and transferees of Pledgee Banks, all other permitted (by the specific terms of this Agreement) transferees or assignees of Employee, and all subsidiaries or corporate successors of PKS, all of whom being intended third-party beneficiaries hereunder.

    c. This Agreement shall bind and benefit the permitted assigns, transferees and successors of the signatory parties hereto.

    d. This Agreement has been executed and delivered by the signatory parties hereto in, and shall be governed in all respects (including as to validity, interpretation and legal effect) by the laws of, the State of Nebraska.

    e. Any attempted transfer by Employee of Relevant Class D Shares which is not in compliance with the provisions of this Agreement shall be deemed void AB INITIO and shall, if so elected by PKS, constitute a material default in Employee's observance and performance of this Agreement.

    f. All notices shall be deemed delivered on the next business day following actual delivery thereof, or on the second business day following deposit for delivery with an express overnight delivery service (such as Federal Express) thereof, to a signatory party hereto at the address of such party set forth below.

    g. This Agreement shall be dated for reference purposes September 30, 1997.


                        PETER KIEWIT SONS', INC.:

                        By:
                           ---------------------------------
                              3555 Farnam Street
                              Attention:  President
                              Omaha, Nebraska  68131

                        EMPLOYEE:


                        ------------------------------------
                        Address:
                                ----------------------------

                        ------------------------------------

                        ------------------------------------

                                                                       EXHIBIT B

                          ASSIGNMENT OF OWNERSHIP INTERESTS

    Ten X LLC, R. Douglas Bradbury, and Terrence J. Ferguson (together, the "Owners") hereby assign all of their right, title and interest in and to Broadband Capital, L.L.C., a Nebraska limited liability company ("Broadband"), to Kiewit Diversified Group Inc. ("KDG"), in exchange for a cash payment of $30,000 (the "Purchase").

    The Owners hereby represent to KDG that the Owners are the record and beneficial owners of the Ownership Interest, free and clear of any and all claims, liens, pledges, security interests or other encumbrances, that the Ownership Interests represent the entire Ownership Interest in Broadband, and that this Assignment will vest in KDG full and complete title to the Ownership Interest free and clear from any such encumbrance. The Owners further represent that the Purchase Price is equal to the Net Investment as of the date of this Assignment. The Owners will indemnify KDG and hold KDG harmless from any and all claim or liability arising out of the inaccuracy of the foregoing representations.

    Terms used but not defined in this Assignment have the meanings ascribed to them in the Executive Engagement Agreement dated as of August 1, 1997 by and among James Q. Crowe, Kiewit Diversified Group Inc. and Peter Kiewit Sons', Inc.

    IN WITNESS WHEREOF, the Owners have executed this Assignment of Ownership Interest as of September 1, 1997.


    ---------------------------        --------------------------
    Ten X LLC                          Terrence J. Ferguson



    ---------------------------
    R. Douglas Bradbury